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                                                                     EXHIBIT 13


                       SUBSCRIPTION AGREEMENT FOR SHARES
                      OF BERGER INVESTMENT PORTFOLIO TRUST


     The undersigned hereby subscribes for the purchase of 40,000 shares of beneficial interest of Berger Investment Portfolio Trust, Berger Small Company Growth Fund series, par value $.01 per share, at the subscription price of $2.50 per share (the "Shares"). Submitted herewith in consideration for the Shares is a check payable to Berger Investment Portfolio Trust, in the amount of $100,000.00.

     I hereby represent to the Trust that the Shares are being acquired by me solely for investment, for my sole account, and not with a view to distribution within the meaning of the Securities Act of 1933 (the ""Act'') and the rules and regulations thereunder. I further hereby represent to the Trust, as an inducement for the Shares to be issued to me that my present and anticipated financial position permits me to purchase the Shares and to hold them for investment purposes. I am thoroughly familiar with the proposed business of the Trust and have made all investigations which I deem necessary or desirable in connection with my purchase. I am a resident of the State of Colorado. I have been advised that the availability of the exemption from registration under the Securities Act of 1933 relied upon by the Trust in issuing these Shares is dependent in part upon the truth of the foregoing representations.

     Prior to making a commitment to purchase the Shares, the Trust has informed me:

     (1) that the Shares are not registered under the Act and must be held by me indefinitely unless they are subsequently so registered or unless an exemption from such registration is available;

     (2) that Rule 144 under the Act is presently not applicable to the Shares and that, therefore, such securities may be resold only pursuant to compliance with some other exemption from registration under the Act;

     (3) that the Trust is under no obligation to register the Shares under any circumstances or to attempt to make available any exemption from registration under the Act, at my expense or otherwise;

     (4) that any certificate representing the Shares will bear a legend in customary form drawing attention to the restrictions on its transferability.


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     IN WITNESS WHEREOF, the undersigned has executed this Subscription
Agreement effective as of the 14th day of December, 1993.

                                       BERGER ASSOCIATES, INC.



                                       By:   Kevin R. Fay
                                          --------------------------------
                                       Name: Berger Associates, Inc.
                                             Kevin R. Fay, Vice President
                                       Address: 210 University Blvd. #900
                                                Denver, CO 80206


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